UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2009
Date of Report (Date of earliest event reported)

SMART-TEK SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29895	98-0206542
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

3702 South Virginia Street, Suite G12-401, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

604.270.2084
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2009, the board of Smart-Tek Solutions Inc. (“Smart-Tek”) determined to add a new line of business providing integrated and cost-effective management solutions in the area of human resources for public and private companies. In connection with the expansion of business operations, Smart-Tek incorporated a subsidiary, Smart-Tek Automated Services, Inc. (“Smart-Tek Automated”), a private Nevada corporation, and entered into a marketing partner agreement dated June 17, 2009 with Smart-Tek Automated and Brian Bonar, a director of Smart-Tek.

Pursuant to the terms of the marketing agreement, Brian Bonar agreed to provide certain services to Smart-Tek Automated to promote and market the new business of Smart-Tek to prospective clients, in consideration of which Smart-Tek agreed to pay Mr. Bonar a commission consisting of the following: (i) for every US$1,000,000 in annualized gross sales of Smart-Tek up to the first US$25,000,000 in annualized sales introduced by Mr. Bonar, Mr. Bonar will receive 1,800,000 shares of common stock of Smart-Tek up to a maximum of 45,000,000 shares of Smart-Tek’s common stock; and (ii) after an aggregated US$25,000,000 in annualized gross sales by Smart-Tek resulting from sales introduced by Mr. Bonar, Mr. Bonar will receive one percent of annualized gross revenues of Smart-Tek for the amounts in excess of US$5,000,000 of annualized gross sales in any given fiscal year payable in cash. The agreement is for an indefinite term and may be terminated by either party without cause on 30 days written notice.

A copy of the Marketing Partner Agreement is filed as Exhibit 10.1 to this current report on Form 8-K. For a complete description of all of the terms and conditions of the agreement please refer to the attached Exhibit.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Marketing Partner Agreement dated June 17, 2009 with Smart-Tek Automated Services, Inc. and Brian Bonar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART-TEK SOLUTIONS INC.
Date: June 23, 2009
	By:	/s/ Perry Law
Perry Law
President